Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-182703, 333-169132, 333-148060, 333-107137, 333-122114, 333-117717, 333-125565, 333-140110, 333-152591, 333-132611, 333-111894, 333-105509, 333-165958, 333-165960, 333-178592, 333-178832, 333-96813, 333-46967 and 333-91957) and Forms S-8 (Nos. 333-182704, 333-152284, 333-138598, 333-174392, 333-167365 and 333-93435) of Apricus Biosciences, Inc. of our report dated March 18, 2013, except for the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is September 30, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A (Amendment No. 1).

/s/ PricewaterhouseCoopers LLP

San Diego, CA
September 30, 2013